EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 5 to Schedule 13D, dated August 13, 2024 (the “Schedule 13D”), with respect to the common stock, par value $0.0001 per share, of scPharmaceuticals Inc. is filed, and all amendments thereto will be filed, on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an Exhibit to this Schedule 13D. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 15th day of August, 2024.

ORBIMED ADVISORS LLC

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member

ORBIMED CAPITAL GP VI LLC

By:	ORBIMED ADVISORS LLC, its managing member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member of OrbiMed Advisors LLC
ORBIMED GENESIS GP LLC

By: ORBIMED ADVISORS LLC, its managing member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member of OrbiMed Advisors LLC